Exhibit 3.33

OPERATING AGREEMENT OF

CRIMSON CARDINAL CAPITAL, LLC,

A NEVADA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT is made as of the 20th day of February, 2006, by and among the members of Crimson Cardinal Capital, LLC, a Nevada limited liability company (the “Company”), all of whom have signed this operating agreement.

NOW THEREFORE, pursuant to the Act (as hereinafter defined), the following agreement shall constitute the operating agreement, as amended from time to time, for the Company.

ARTICLE 1

DEFINITIONS

1.1. General Definitions. The following terms used in this Operating Agreement shall have the following meanings:

“Act” means the Nevada Limited Liability Company Act, Nev. Rev. Stat. “ 86.011 to 86.590, as amended from time to time.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. For the purpose of this definition, the term “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time.

“Business Day” shall mean a day other than a Saturday, a Sunday, or a state or federally recognized holiday on which banks in Nevada are permitted to close.

“Business Hours” shall mean 8:00 A.M. to 5:00 P.M. Standard Time or Daylight Time, as the case may be, on Business Days at a location specified in this Agreement. If no location is specified, a reference to Business Hours shall refer to Business Hours as determined by Pacific Standard Time or Pacific Daylight Time, as the case may be.

“Capital Contribution” means the Initial Capital Contribution of a Member together with the amount of money and the fair market value (as determined by the Managers as of the date of contribution) of other property contributed, or services rendered or to be rendered, to the Company by a Member with respect to such Membership Interest in the Company.

“Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superceding federal revenue laws.

“Common Member” shall mean a Member holding Common Units in the Company.

“Common Units” as to any Common Member shall mean and refer to Units in the Company that entitle the holder to an opportunity to share in the interim economic performance of the Company; and upon liquidation entitles the holder to all residual amounts after the liquidating distributions to Preferred Units. The holders of Common Units shall have equal rights with Preferred Units with respect to voting on all matters reserved for approval, consent or consideration of all Members. The initial number of Common Units in the Company are as shown next to the name of the Members in Section 5.1 hereof.

“Company” shall refer to Crimson Cardinal Capital, LLC, a Nevada limited liability company.

“Entity” shall mean any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization.

“Fiscal Year” shall mean the calendar year as the fiscal year of the Company for federal income tax purposes.

“Initial Capital Contribution” means the Capital Contributions agreed to be made by the initial Members as described in Section 5.1.

“Managers” shall mean one or more Managers. Specifically, “Managers” shall mean the initial Managers designated by this Agreement, or any other Persons that succeed such Manager in that capacity. References to Managers in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine references as the case may be.

“Managing Person” shall mean a Manager, officer, director and their agents.

“Member” shall mean those Persons executing this Agreement as a Common or Preferred Member and any Person who may hereafter become an additional or Substitute Common or Preferred Member.

“Membership Interest” means a Member’s Units, and the associated right to vote on or participate in management, the opportunity to share in Company distributions, and any and all benefits to which the holder of such Units may be entitled pursuant to this Agreement, together with all obligations to comply with the terms and provisions of this Agreement.

“Net Cash Flow” means the gross cash proceeds from Company operations (including all sales and dispositions of Property) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Managers in their sole discretion. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves. Net Cash Flow shall be cumulative to the extent not distributed with respect to any Fiscal Year

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

“Preferred Members” shall mean a Member holding Preferred Units in the Company.

“Preferred Units” as to any Preferred Member shall mean and refer to Units in the Company that entitle the holder to the opportunity to participate in the interim economic performance of the Company, voting rights, and to certain redemption, liquidation, and other rights reserved to holders of Preferred Units. The initial number of Preferred Units in the Company are as shown next to the name of the Members in Section 5.1 hereof.

“Property” means all real and personal property, tangible and intangible, owned by the Company.

“Regulations” means the federal income tax regulations, including temporary (but not proposed) regulations promulgated under the Code.

“Substitute Member” means a transferee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Article 10.

“Units” as to any Member shall mean and refer to the cumulative number of both Preferred Units and Common Units, each of which entitle the holder to cast one vote for each such Unit held on all matters reserved for their approval, consent or consideration.

“Unreturned Capital Contribution” of a Preferred Member on any particular date shall be equal to the excess, if any, of the aggregate Capital Contributions then made as of such date by such Preferred Member pursuant to Article 4 hereof, over the aggregate distributions then made as of such date to such Preferred Member pursuant to Article 4.3 hereof.

ARTICLE 2

FORMATION OF COMPANY

2.1. Formation. The initial Articles of Organization as filed with the Nevada Secretary of State on February 16, 2006, are hereby ratified and incorporated by reference in this Agreement. Upon the filing of the Articles of Organization the Company was formed as Crimson Cardinal Capital, LLC, a Nevada limited liability company under and pursuant to the Act, and the parties hereto shall take all action necessary or consistent with such formation.

2.2. Name. The name of the Company is Crimson Cardinal Capital, LLC.

2.3. Principal Place of Business. The principal place of business of the Company within the State of Nevada shall first be at 101 West North Bend Way, Suite 201, North Bend, Washington 98045. The Company may locate its places of business and registered office at any other place or places as the Members or Managers may from time to time deem advisable.

2.4. Registered Office and Agent. The Company’s registered office shall first be at 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101. The name of its initial registered agent at such address shall be Lionel Sawyer & Collins, Ltd., a Nevada professional corporation.

2.5. Term. Unless the Company is dissolved in accordance with the provisions of this Agreement, the Act, or other Nevada law, the existence of the Company shall be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

3.1. Permitted Businesses. The purpose of the Company shall be to acquire and hold investments in foreign and domestic entities (which may or may not be affiliates), to receive, hold, or distribute dividends and payments to and from such foreign and domestic entities, and make loans to, or otherwise invest in such foreign and domestic entities; and engage in any other lawful business and to do any lawful act concerning any and all lawful business for which a limited liability company may be organized under the laws of the State of Nevada.

3.2. Limits on Foreign Activity. The Company shall not directly engage in business in any state, territory or country which does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company. If the Company desires to conduct business in any such state, it shall do so through an Entity which will ensure limited liability to the Members.

ARTICLE 4

CONTRIBUTIONS TO COMPANY

4.1. Issuance of Units and Members’ Initial Capital Contributions. There are hereby authorized six hundred million one (600,000,001) Common Units and six hundred million (600,000,000) Preferred Units with a par value of One Dollar ($1) per Unit. One (1) Common Unit and six hundred million (600,000,000) Preferred Units are hereby issued as set forth in Section 5.1. hereof. Each Member shall contribute the Initial Capital Contribution as set forth in Section 5.1 hereof within one hundred twenty (120) days of signing this Agreement. The Initial Capital Contribution first shall be applied to the organizational expenses of the Company, including without limitation, legal, accounting and promotional fees and costs and thereafter retained as initial working capital for the Company.

4.2. Additional Capital Contributions. Except with respect to the Initial Capital Contributions and as otherwise provided for under the Act, unless all Members agree, no Member shall be obligated to make any additional Capital Contributions to the Company.

4.3. Redemption of Membership Interest and Withdrawal of Members.

a. A Member shall not receive out of the Company’s Property any part of such Member’s contributions to capital until all liabilities of the Company, excluding liabilities to Members on account of their contributions to capital, have been paid or there remains Property of the Company sufficient to pay them.

b. Subject to the provisions of Section 4.3(a) hereof, a Preferred Member may at any time redeem all or any portion of its Preferred Units for the lesser of (A) the Initial Capital Contribution associated with such Preferred Units; or (B) the Net Equity (as defined below) associated with such Preferred Units, to be paid within a reasonable time and under such terms as determined by the Managers.

c. In the sole discretion of the Managers, any or all of the Preferred Units of all or any Member may be redeemed for the lesser of (A) the Initial Capital Contribution associated with such Preferred Units; or (B) the Net Equity (as defined below) associated with such Preferred Units, to be paid within a reasonable time and under such terms as determined by the Managers. .

d. A Common Member may demand the distribution of its Capital Contributions only upon the dissolution of the Company. A Common Member shall not resign from the Company before the dissolution and winding up of the Company pursuant to Article 11 hereof, unless Members holding a majority of the Units consent. A Common Member resigning with the consent of Members holding a majority of the Units shall be entitled to receive the Net Equity (as defined below) associated with its Membership Interest as of the date of resignation, to be paid within a reasonable time and under such terms as determined by the Managers.

e. The “Net Equity” of a Member’s Membership Interest in the Company, as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Section 11.2(b) hereof if: (1) all of the Company assets were sold for their fair market values (as determined by the Managers); (2) the Company paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities; and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day. The Net Equity of each Member’s Membership Interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the Managers and shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

e. A Member, irrespective of the nature of such Member’s contribution, has the right to demand and receive only cash in return for such Member’s Membership Interest.

4.4. Miscellaneous.

a. No Interest on Capital Contribution. No Member shall be entitled to or shall receive interest on such Member’s Capital Contribution.

b. No Withdrawal of Capital Contribution. No Member may demand a return of his Capital Contribution except as expressly provided herein or in the Act.

4.5. No Third Party Beneficiaries. The provisions of this Article 4 are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a Member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

ARTICLE 5

INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

5.1. Initial Interests. The Initial Capital Contribution and the initial Membership Interest of each Member is as follows:

Member	Initial Capital Contribution	Initial Common Units	Initial Preferred Units*
3129537 Nova Scotia Company	$1	1	0
3129538 Nova Scotia Company	150,000,000	0	150,000,000
3129539 Nova Scotia Company	150,000,000	0	150,000,000
3129540 Nova Scotia Company	150,000,000	0	150,000,000
3129541 Nova Scotia Company	150,000,000	0	150,000,000

Totals	$600,000,001	1	600,000,000

*	Any or all of Preferred Units are convertible into Common Units in the sole discretion of the holder of the Preferred Units

5.2. Securities Law Qualification. THE MEMBERS ACKNOWLEDGE AND AGREE THAT THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, THEREFORE, THE MEMBERS MUST BEAR THE ECONOMIC RISK OF INVESTMENT IN THE COMPANY FOR AN INDEFINITE PERIOD OF TIME. THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBERSHIP INTERESTS AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY OF THE MEMBERSHIP INTERESTS. SALE OR ASSIGNMENT BY A MEMBER OF ITS MEMBERSHIP INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE

SUBJECT TO CERTAIN CONSENTS. THE MEMBERSHIP INTERESTS CANNOT BE RESOLD OR TRANSFERRED WITHOUT (i) REGISTRATION UNDER THE 1933 ACT, OR (ii) AN EXEMPTION FROM REGISTRATION. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY. FURTHER, MEMBERSHIP INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN. MEMBERSHIP INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG TERM INVESTMENT.

ARTICLE 6

DISTRIBUTIONS

Except as otherwise provided in Section 11.2 (on liquidation) hereof, Net Cash Flow may be distributed with respect to a Fiscal Year at times and in amounts as determined by the Managers.

ARTICLE 7

BOOKS, RECORDS, AND ACCOUNTING

7.1. Books and Records.

a. The Company shall maintain or cause to be maintained books of account that accurately reflect all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of the operations of the Company. Such books of account shall be maintained on the method of accounting selected by the Company and on the basis of the Fiscal Year. Each Member, upon not less than seventy-two (72) hours advance written notice to the Managers of the Company, at such Member’s own expense, shall have the right to inspect, copy, and audit the Company’s books and records at any time during normal Business Hours without notice to any other Member.

b. The Company shall keep at its registered office such records as are required by the Act.

7.2. Tax Returns. The Company shall prepare and timely file, or cause to be prepared and timely filed, all income tax and other tax returns of the Company as applicable. The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may reasonably request in connection with such Member’s own tax affairs.

7.3. Bank Accounts. The Company shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured banking institutions of its choosing into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made. Funds may be withdrawn from such accounts on the signature of any Manager.

ARTICLE 8

MANAGEMENT

8.1. General Management.

a. The business and affairs of the Company shall be managed by or under the direction of one or more Managers, who need not be Members of the Company. The initial Managers shall be David D. McMasters, David D. Phinney, and David M. Hall, who shall each shall remain as a Manager until such Manager’s death, bankruptcy, incompetence, resignation or removal by a unanimous vote of the Members. In the event of such death, bankruptcy, incompetence, resignation or removal, a successor Manager or Managers shall be elected upon such event, and annually thereafter, by Members holding a majority of the Units. Notwithstanding the foregoing, if a Manager is in material breach of his obligations and does not cure, or commence and diligently prosecute the cure of, such breach within ninety (90) days after notice thereof by any of the Members, or if such Manager has committed any act or omission of fraud or malfeasance to the injury of the Company, then such Manager shall be removed upon agreement of Members holding a majority of the Units.

b. The Managers shall direct, manage and control the business of the Company and, subject to the limitations and qualifications set forth in this Article 8, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managers shall deem to be reasonably required in light of the Company’s business and objectives. Without limiting the generality of the foregoing, any Managers shall have the power and authority to:

i. acquire property from any Person as the Managers may determine. The fact that a Member is directly or indirectly an Affiliate of such Person shall not prohibit the Managers from dealing with that Person;

ii. establish policies for investment and invest Company funds (by way of example but not limitation, in time deposits, short term governmental obligations, commercial paper or other investments);

iii. make distributions to Members pursuant to Article 6 hereof;

iv. employ accountants, legal counsel, managers, managing agents or other experts or consultants to perform services for the Company with compensation from Company funds;

v. enter into any transaction on behalf of the Company involving the incurrence of any indebtedness or the hypothecation, encumbrance, or granting of a security interest or lien upon any Company Property;

vi. purchase liability and other insurance to protect the Company’s Property and business;

vii. organize Entities to serve as the Company’s subsidiaries and to determine the form and structure thereof;

viii. establish a board of directors; delegate management decisions thereto; appoint directors thereto and remove directors therefrom;

ix. establish offices of President, Vice President, Secretary and Treasurer; delegate to such offices daily management and operational responsibilities; appoint Persons to act as such officers and remove Persons therefrom; and

x. establish reasonable payments or salaries to Persons appointed as officers and directors.

c. Where this Agreement specifies an act of the Managers, it means an act taken by any of the Managers. Any meetings of the Managers shall be conducted, if reasonably practical, in person or via telephone, at times when all Managers are physically located within the United States.

d. Unless authorized to do so by this Agreement or by a Manager, no other Managing Person, Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. However, a Manager may act (or may cause the company to act) by a duly authorized power of attorney.

8.2. Act Requiring Member Unanimous or Supermajority Approval and Limitation on Powers of Managers.

a. Notwithstanding anything to the contrary in this Agreement, the Managers shall not engage in any of the following transactions without the affirmative vote or written consent of Members owning collectively seventy-five percent (75%) of the Units:

i. the merger or consolidation of the Company with any other Entity;

ii. a sale of all or substantially all of the Company’s assets; or

iii. the voluntary commencement of a bankruptcy proceeding with the Company as a debtor or any assignment for the benefit of creditors of the Company.

b. Notwithstanding anything to the contrary in this Agreement, the Managers shall not engage in any of the following transactions without the unanimous vote or written consent of the Members:

i. any action which would result in a change in any Member’s Units or distributions, except pursuant to compliance with this Agreement;

ii. any action which would result in a change in the Capital Contributions required from any Member;

iii. any action which would result in an increase in the personal liability imposed upon any Member;

iv. the issuance of any additional Membership Interests; or

v. any amendments to the Articles of Organization or this Agreement.

8.3 Compensation. A Manager shall not receive compensation for services rendered as a Manager unless all Members consent.

8.4 Mediation and Arbitration.

a. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussions within five (5) days after a Member or Manager notifies the other Members and/or Manager(s) it has a dispute, the Members and Manager agree that on the sixth (6th) day after such notice has been delivered (or if the sixth (6th) day is not a Business Day, then on the next Business Day thereafter) to start proceedings to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules, before resorting to arbitration. If all disputes have not been resolved within ten (10) days after the start of such mediation, any Member or the Manager may elect to settle any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (except as otherwise provided herein) by written notice to the other Members and Manager, as applicable. The Member or Manager electing arbitration shall by such notice to the other Members or Manager name an arbitrator. The second arbitrator shall be chosen by the noticed Members or Manager, as applicable, within ten (10) days after such notice. If the noticed Member or Manager does not appoint such second arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the second arbitrator, and the second arbitrator shall be appointed by the first arbitrator from such list within five (5) days of its submission. The two (2) appointed arbitrators shall agree upon the appointment of a third arbitrator within five (5) days after the second arbitrator is appointed. If the two (2) arbitrators so appointed do not agree upon a third arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the third arbitrator. The parties to the arbitration shall select the third arbitrator from the list submitted within five (5) days of its submission; provided that if the parties to the arbitration cannot agree upon the third arbitrator, then the arbitrator shall be selected from the list of five (5) through the process of each of the first two (2) arbitrators in turn striking names from the list until one (1) name remains.

b. The decision of any two (2) of the arbitrators shall be final and binding upon the Members and Manager(s). The arbitrators shall determine the rights and obligations of the Members and Manager(s) according to this Agreement and the substantive laws of Nevada. The parties hereby agree that in any such arbitration each Member and Manager(s) shall be entitled to discovery of the others as provided by the Nevada Revised Statutes pertaining to civil procedure; provided, however, any such discovery shall be completed within four (4) months from the date of the selection of the second arbitrator, unless such period is extended by agreement of the affected Members and Manager(s) or by order of the arbitrators, and any disputes concerning discovery shall be determined by the arbitrators with any such determination being binding on the Members and Manager(s). The arbitrators shall be requested to render an opinion within fifteen (15) days after the date that discovery is completed. The arbitrators shall apply Nevada substantive law and Nevada evidentiary law to the proceeding. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Nevada law. Punitive or exemplary damages shall not be awarded for any breach or alleged breach of this Agreement and the Members and Manager(s) waive any right to seek, claim or receive such punitive or exemplary damages. The arbitrators shall be bound by the terms of this Agreement. The arbitrators shall not be empowered or authorized to add to, subtract from, delete or in any other way modify the terms of this Agreement. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. The decision of the arbitrators shall be final and binding on the Members and Manager(s) and judgment thereon may be entered by any court having jurisdiction. Each party shall bear its own expenses of the arbitration including without limitation attorney fees and the parties shall divide the arbitration expenses and fees equally.

c. Notwithstanding any other provision of this Section 8.4, no resort to arbitration shall be required if a third Person’s participation is essential to avoid the possibility of an inconsistent or otherwise incomplete resolution of all associated issues or controversies, and such third Person declines to participate in and be bound by the results of the arbitration.

d. No Member, whether or not a party to such arbitration, and no arbitrator, shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties to such arbitration.

8.5. No Liability for Certain Acts. A Managing Person of the Company shall perform such Managing Person’s duties, in good faith, in a manner such Managing Person reasonably believes to be in the best interests of the Company. A Managing Person does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. A Managing Person shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of the Managing Person not acting in good faith as provided in this Section. A Managing Person shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture. A Manager shall be entitled to any other protection afforded to managers under the Act. A Managing Person who so performs such Managing Person’s duties shall not have any liability by reason of being or having been a Managing Person of the Company. In performing the duties of a Managing Person, a Managing Person shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below unless such Managing Person has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

a. one or more employees or other agents of the Company whom the Managing Person believes in good faith to be reliable and competent in the matters presented;

b. legal counsel, public accountants, or other Persons as to matters that the Managing Person believes in good faith to be within such Persons’ professional or expert competence; or

c. a committee, upon which such Managing Person does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee the Managing Person believes in good faith to merit confidence.

8.6. Managing Persons Have No Exclusive Duty to Company. A Managing Person shall not be required to manage the Company as such Managing Person’s sole and exclusive activity, and each Managing Person may have other business interests and may engage in other activities in addition to those relating to the Company, even if such activities may be in competition with the business of the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement or the existence of the Company, to share or participate in such other investments or activities of any Managing Person regardless of whether such opportunities have been presented to the Company.

8.7. Indemnity of Managing Persons.

a. The Company agrees to indemnify, pay, protect and hold harmless Managing Persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Managing Persons or the Company and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against the Managing Persons or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company or on the part of a Managing Person, acting in a manner believed in good faith to be in the best interests of the Company, in connection with the formation, operation and/or management of the Company, the Company’s purchase and operation of Property, and/or as a result of the Managing Person agreeing to act as a Managing Person of the Company. If any action, suit or proceeding shall be pending or threatened against the Company or a Manager relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Manager shall have the right to employ, at the expense of the Company, separate counsel of such Manager’s choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses in connection therewith. The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections 86.411 through 86.451 of the Act, as such may be amended from time to time.

b. This Section shall not limit the Company’s power to pay or reimburse expenses incurred by a Managing Person in connection with such Managing Person’s appearance as a witness in a proceeding at a time when the Managing Person has not been made a named defendant or respondent in the proceeding.

c. The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Managing Person to the same or to a greater extent as the Company may indemnify and advance expenses to a Managing Person.

d. The Company may purchase and maintain insurance on behalf of any Person who is or was a Managing Person, Member, employee, fiduciary, or agent of the Company or who, while a Managing Person, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section. Any such insurance may be procured from any insurance company designated by the Manager whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

e. Any indemnification of or advance of expenses to a Managing Person in accordance with this Section, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

f. Notwithstanding the termination of employment, it is recognized that disputes may arise between the Company and third parties, or between a Managing Person and third parties, the resolution of which may require the cooperation of the Managing Person or the Company, respectively, including, but not limited to, conferring with counsel and assisting in preparation work in litigation matters, providing factual information to the other party, and giving depositions and testimony in judicial and administrative proceedings. Notwithstanding the termination of a Managing Person’s employment, both the Company and Managing Person shall cooperate and thereby act reasonably and in good faith to assist the other, without any charge or compensation, except the requesting party shall reimburse the other party for all reasonable out-of-pocket costs incurred in connection herewith. The Managing Person’s cooperation is a continuing condition to the indemnification and hold harmless provisions under this Section.

g. Notwithstanding the provisions of the above subsections (a) through (f) of this Section 8.7, no Managing Person shall be indemnified from any liability resulting from fraud, bad faith, willful misconduct or gross negligence.

ARTICLE 9

RIGHTS AND OBLIGATIONS OF MEMBERS

9.1. Limitation of Liability.

a. Each Member’s liability shall be limited as set forth herein in the Act and other applicable law. A Member will not personally be liable for any debts or losses of the Company, except as provided in the Act.

b. When a Member has received a distribution wrongfully conveyed by the Company, the Member shall hold such distribution as trustee for the Company.

9.2. Member Indemnity. The Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever in any way relating to any agreement, liability, commitment, expense or obligation of the Company which may be imposed on, incurred by, or asserted against the Member solely as a result of such Member being a Member (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Member and all costs of investigation in connection therewith). The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

9.3. List of Members. Upon written request of any Member, the Company shall provide such Member a list showing the names, addresses and Units of the Members in the Company.

9.4. Voting. Subject to Section 10.2 hereof, Members shall be entitled to one vote for each Unit held, on all matters reserved for their approval or consent, including but not limited to Section 8.2 hereof.

9.5. Additional Members. Except as provided in Section 10.2 hereof, no Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members.

9.6. Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Managers or by Members holding a majority of the Units.

9.7. Place of Meetings. Whoever calls the meeting may designate any place within or outside the State of Nevada, as the place of meeting for any meeting of the Members.

9.8. Notice of Meetings. Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Managers, or the Member or Members calling the meeting, to each Member entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

9.9. Meeting of All Members. If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

9.10. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 9.8 hereof.

9.11. Quorum. Members holding a majority of the Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members. Business may be conducted once a quorum is present.

9.12. Voting Rights of Members. Each Member shall be entitled to vote based on Units held. If all or a portion of a Membership Interest is transferred to an assignee who does not become a Member, the Member from whom the Membership Interest is transferred shall no longer be entitled to vote the Units transferred nor shall the Units transferred be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote nor shall such Member’s Units be considered outstanding for any purpose pertaining to meetings or voting.

9.13. Manner of Acting. Unless otherwise provided in the Act, the Articles of Organization, or this Agreement, the affirmative vote of Members holding a majority of the Units shall be the act of the Members.

9.14. Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of its exercise. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

9.15. Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents signed by that percentage or number of the Members required to take or approve the action. Any such written consents shall be delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members have signed and delivered the consent to the Managers, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the earlier of the date (i) the written consent is circulated to the Members or (ii) the first Member signs the consent.

9.16. Telephonic Communication. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

9.17. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 10

RESTRICTIONS ON TRANSFERABILITY

10.1. Right to Pledge. Every Membership Interest may be pledged to secure any borrowing of a Member or its Affiliate, provided that any Person acquiring such Membership Interest pursuant to such pledge shall not have the right to be admitted as a Member but shall be entitled only to receive such allocations and distributions as are otherwise payable with respect to such Member’s Membership Interest under this Agreement.

10.2. Admission of Substitute Member. A Member may freely transfer or assign all or any portion of its Membership Interest to a Permitted Transferee that is described in Section 10.3 hereof, which Permitted Transferee shall immediately become a Substituted Member. If a Member transfers or assigns some or all of its Membership Interest to a transferee other than a Permitted Transferee (or transfers title as a result of exercise of rights under a security interest) and Members holding a majority of the Units approve of such proposed transfer or assignment, the transferee or assignee of the Membership Interest shall likewise become a Substitute Member. If Members holding a majority of the Units do not approve of such transfer or assignment, the transferee or assignee of the Membership Interest shall have no right to participate in the management of the business and affairs of the Company, to vote, or to be admitted as a Member, but shall only be entitled to receive the share of profits, losses and distributions, to which the transferring or assigning Member would otherwise be entitled. As a condition to the receipt of same, the transferee or assignee may be required by the Members to pay the associated Capital Contributions to which the transferor or assignor would have been liable. With respect to all or any portion of a Membership Interest that is transferred or assigned, the Substitute Member has the rights and powers and is subject to the restrictions and liabilities that are associated with all or any portion of such Membership Interest which accrued prior to the date of substitution, except that the substitution of the assignee does not release the assignor from existing liability to the Company. In any event, no transfer or assignment of all or any portion of a Membership Interest in the Company (including the transfer or assignment of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee, the interest to be transferred or assigned, and the date of such transfer or assignment) has been provided to the Company and the nontransferring or nonassigning Member(s). Every Person before becoming a Substitute Member must assume this Agreement, as amended from time to time, in writing.

10.3. Permitted Transferees.

a. Subject to Sections 10.3(b) below, a Member may at any time transfer all or any portion of such Member’s Interest to: (i) any other Member; (ii) an Affiliate of any Member; (iii) any member of the transferor’s Family (as defined below); or (iv) the transferor’s executor, administrator, trustee, or personal representative to whom such Member’s Interests are transferred at death (collectively, “Permitted Transferees”). For the purposes of this Section 10.3, a Member’s “Family” shall include only the transferor Member’s spouse, natural or adoptive lineal ancestors or descendants, their Affiliates, and trusts for their exclusive benefit.

b. Notwithstanding the foregoing Section 10.3(a), no transfer to a Permitted Transferee shall be permitted unless: (i) the Permitted Transferee shall assume this Agreement in writing; and (ii) the Company shall receive evidence reasonably satisfactory to it of the qualifying relationship of each Permitted Transferee to the transferor Member.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.1. Dissolution.

a. The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

i. if the Company voluntarily enters bankruptcy chapter VII or another insolvency proceeding that contemplates its final liquidation, or does so involuntarily and such proceeding is not vacated or dismissed within one hundred twenty (120) days after commencement thereof; or

ii. by the vote or written consent of Members owning collectively seventy-five percent (75%) of the Units.

b. As soon as possible following the occurrence of any Dissolution Event the appropriate representative of the Company shall make all filings and do all acts necessary to dissolve the Company.

11.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

a. First, to pay those liabilities to creditors (including liabilities on account of loans from Members pursuant to Article 4 hereof, but excluding liabilities on account of Members’ Capital Contributions), in the order of priority as provided by law;

b. The balance, if any, to the Preferred Members in amounts, if any, equal to their Unreturned Capital Contributions, and the balance to the Common Members.

11.3. Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Managers deem necessary or appropriate to sell. In the discretion of the Managers, a pro rata portion of the amounts that otherwise would be distributed to the Members under this Article may be withheld to provide a reasonable reserve for unknown or contingent liabilities of the Company.

11.4. Notice of Dissolution. Within ninety (90) days of the happening of a Dissolution Event, the Managers shall give written notice thereof to each of the Members, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1. Notices. Any notice or communication required or permitted to be given by any provision of this Agreement, including but not limited to any consents, shall be in writing and shall be conclusively deemed to have been given and received by the Person to whom directed, as follows:

a. on the day delivered if personally delivered to such Person or to an officer or representative of the Person;

b. on the first Business Day delivery is attempted when service is by overnight courier addressed to the Person at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member;

c. if transmitted by way of facsimile to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number, with evidence of a confirmed transmission, such notice received during Business Hours during a Business Day shall be deemed made on such Business Day; facsimile transmissions received at any other time shall be deemed received on the next Business Day;

d. three (3) Business Days after being posted in the United States or upon receipt, whichever is sooner, if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid addressed to the Person at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member.

If no address appears on the page containing a Member’s signature and if the Company and the Members have not been notified of any other address at which such Person shall receive notifications, then a notice delivered to the Managers, who shall reasonably attempt to forward the notice to such Person, shall constitute sufficient notice to such Person.

12.2. Application of Nevada Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act. Clark County, Nevada shall be the exclusive venue for any action brought by any party in any way related to this Agreement.

12.3. Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

12.4. Amendments. A proposed amendment to this Agreement shall become effective at such time as it has been unanimously approved by the Members.

12.5. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

12.6. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

12.7. Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation, except in the event of a written waiver to the contrary that specifically states that this Section 12.7 shall be inapplicable.

12.8. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the applications thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.10. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

12.11. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

12.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.13. Further Assurances. The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

12.14. Entire Agreement. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the organization of the Company; and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

12.15. Time of Essence. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

IN WITNESS WHEREOF, the Members have executed this Agreement to be effective as of the date first written above.

COMMON MEMBER:

3129537 Nova Scotia Company, a Common Member Notice Address:

	By:	/s/ David Hall
	Its:	President

PREFERRED MEMBERS:

3129538 Nova Scotia Company, a Preferred Member Notice Address:

	By:	/s/ David Hall
	Its:	President

3129539 Nova Scotia Company, a Preferred Member Notice Address:

	By:	/s/ David Hall
	Its:	President

3129540 Nova Scotia Company, a Preferred Member Notice Address:

	By:	/s/ David Hall
	Its:	President

3129541 Nova Scotia Company, a Preferred Member Notice Address:

	By:	/s/ David Hall
	Its:	President

MANAGERS:

/s/ David D. Phinney
David D. Phinney
Notice Address: 101 North Bend Way - Suite 201 North Bend, Washington 98045

/s/ David D. McMasters
David D. McMasters
Notice Address: 101 North Bend Way - Suite 201 North Bend, Washington 98045

/s/ David M. Hall
David M. Hall Notice Address: 1618 Station Street Vancouver, British Columbia Canada V6A 1B6